Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
November 3, 2011
MEDIA CONTACT: Michael Cosgrove
703-903-2123
INVESTOR CONTACT: Linda Eddy
571-382-4732

FREDDIE MAC REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

Pays $1.6 Billion in Dividends to Treasury and Requests $6.0 Billion Draw for the Third Quarter

Continues to Build Strong New Book of Business

Completes Approximately 48,000 Single-Family Loan Workouts

•	Net loss of $4.4 billion, mainly reflecting:

•	Net interest income of $4.6 billion; more than offset by

•	Derivative losses of $4.8 billion; and

•	Provision for credit losses of $3.6 billion.

•	Total comprehensive loss of $4.4 billion, consisting of the net loss for the third quarter and $46 million of total other comprehensive income.

•	Net worth deficit of $6.0 billion at September 30, 2011 reflects the total comprehensive loss for the third quarter and the $1.6 billion quarterly dividend payment to Treasury. To eliminate this deficit, FHFA, as Conservator, will submit a $6.0 billion draw request to Treasury, which will increase the aggregate liquidation preference of the senior preferred stock to $72.2 billion.

•	New single-family business acquired after 2008 continues to demonstrate strong credit quality.

•	Single-family serious delinquency rate was 3.51 percent at September 30, 2011, nearly unchanged from 3.50 percent at June 30, 2011 and remaining substantially below industry benchmarks.

•	The company funded one in every four single-family homes and helped nearly 165,000 borrowers avoid foreclosure in the first nine months of 2011, including approximately 48,000 during the third quarter.

•	The company continued to support liquidity in the multifamily rental market and has increased its purchase and guarantee of multifamily loans in recent quarters. During the first nine months of the year, the company helped finance over 200,000 apartment units.

McLean, VA — Freddie Mac (OTC:  FMCC) today reported a net loss of $4.4 billion for the quarter ended September 30, 2011, compared to a net loss of $2.1 billion for the quarter ended June 30, 2011.

Freddie Mac Third Quarter 2011 Financial Results
November 3, 2011

The company also reported a total comprehensive loss of $4.4 billion for the third quarter of 2011, compared to a total comprehensive loss of $1.1 billion for the second quarter of 2011.

The company’s net income (loss) and total comprehensive income (loss) can vary significantly from quarter to quarter due to changes in fair values as a result of changes in interest rates and mortgage spreads. Conditions in the U.S. housing and mortgage markets can also have a significant impact on the company’s financial results from period to period.

•	The increased net loss for the third quarter of 2011 compared to the second quarter of 2011 reflects the impact of further declines in long-term interest rates on the fair value of derivatives. Long-term interest rates declined by approximately 125 basis points in the third quarter, compared to a decrease of about 30 basis points in the second quarter. The higher net loss for the third quarter also reflects an increase in the provision for credit losses related to single-family loans due primarily to higher loss severity rates.

•	The increased total comprehensive loss in the third quarter of 2011 compared to the second quarter of 2011 reflects the higher net loss for the third quarter. In addition, the third quarter total other comprehensive income was adversely impacted by widening spreads on the fair value of the company’s non-agency available-for-sale (AFS) securities, partially offset by the impact of declining interest rates. In the third quarter, global economic uncertainty contributed to widening mortgage spreads, particularly on non-agency securities.

The components of total comprehensive income (loss) help illustrate the drivers of Freddie Mac’s net worth (deficit) and the company’s potential need for additional draws under the Senior Preferred Stock Purchase Agreement (Purchase Agreement), including the relative impact on financial results and dividend payments to Freddie Mac’s net worth (deficit). Total comprehensive income (loss) is equal to net income (loss) plus total other comprehensive income (loss), which represents the change in accumulated other comprehensive income (loss), net of taxes (AOCI). AOCI is the section of the balance sheet where the company records a portion of the changes in fair value on its AFS securities.

Freddie Mac Third Quarter 2011 Financial Results
November 3, 2011

Freddie Mac’s net worth deficit of $6.0 billion at September 30, 2011 reflects the total comprehensive loss of $4.4 billion for the third quarter of 2011 as well as a quarterly dividend payment of $1.6 billion to Treasury on the company’s senior preferred stock. To eliminate this deficit, the Federal Housing Finance Agency (FHFA), as Conservator, will submit a $6.0 billion draw request to Treasury under the Purchase Agreement.

The table below shows Freddie Mac’s requested draws from Treasury and dividend payments to Treasury since entering conservatorship.

								Cumulative
($ in billions)	FY 2008		FY 2009	FY 2010	1Q 2011	2Q 2011	3Q 2011	Total

Treasury draw request(1)	$45.6	(2)	$6.1	$13.0	$0.0	$1.5	$6.0	$72.2
Dividend payment(3)	$0.2		$4.1	$5.7	$1.6	$1.6	$1.6	$14.9

(1)	Represents the total draws requested based on Freddie Mac’s quarterly net worth deficits for the periods presented. Commencing in 2Q 2011, the draw request represents the company’s net worth deficit at quarter end rounded up to the nearest $1 million. Draw requests are requested to be funded in the subsequent quarter (e.g., FHFA will request funding of the $6.0 billion draw request for 3Q 2011 by December 31, 2011).
(2)	Includes requested Treasury draws for 2008 and the initial liquidation preference of Freddie Mac’s senior preferred stock of $1.0 billion.
(3)	Represents total quarterly cash dividends paid by Freddie Mac for the periods presented. Treasury is entitled to receive cumulative quarterly cash dividends at the annual rate of 10 percent per year on the liquidation preference of the senior preferred stock.

“The weak labor market and fragile economy continue to weigh heavily on the single-family market, causing many potential buyers to sit on the sidelines or opt to rent despite high affordability and record low mortgage rates,” said Freddie Mac Chief Executive Officer Charles E. Haldeman, Jr. “While this put a damper on home buying, hundreds of thousands of borrowers were able to refinance into lower mortgage rates or shorter mortgage terms in the third quarter. In fact, the borrowers we helped to refinance will save an average of $2,500 in interest payments during the next year. Looking ahead, we expect the tepid recovery to continue to put downward pressure on house prices into early next year.

“Our financial performance in the third quarter was impacted by the weak housing market, as well as challenging financial market conditions,” said Haldeman. “Freddie Mac was a stabilizing force in the mortgage market, ensuring the continuous flow of funds to lenders and borrowers and helping families avoid foreclosure. We also made further progress this year on becoming a stronger and more efficient company — adding high quality loans to our book and streamlining operations. Taken together, these efforts are maximizing the value of our assets for America’s taxpayers, and reinforcing the housing finance system.”

Freddie Mac Third Quarter 2011 Financial Results
November 3, 2011

Financial Results

Selected Financial Data

		Three Months Ended
		September 30,	June 30,	September 30,
	($ in millions)	2011	2011	2010

	Net Income and Comprehensive Income
1	Net income (loss)	$(4,422)	$(2,139)	$(2,511)
2	Total other comprehensive income	46	1,039	3,947
3	Total comprehensive income (loss)(1)	(4,376)	(1,100)	1,436
	Credit Quality (at period end, except for Net charge-offs)
4	Net charge-offs	$3,230	$3,100	$3,902
5	as a % of average total mortgage portfolio(2) (annualized)	0.65%	0.62%	0.77%
6	Non-performing assets(3)	$127,903	$123,861	$122,357
7	as a % of total mortgage portfolio(2)	6.6%	6.4%	6.2%
8	Loan loss reserves	$39,744	$39,095	$38,596
9	as a % of total mortgage portfolio(2)	2.06%	2.01%	1.94%
10	Single-family serious delinquency rate	3.51%	3.50%	3.80%
11	Multifamily delinquency rate	0.33%	0.31%	0.31%

(1)	Equals the total of Net income (loss) (line 1) and Total other comprehensive income (line 2).
(2)	Excludes non-Freddie Mac securities.
(3)	Consists of the unpaid principal balance (UPB) of single-family and multifamily loans that have undergone a troubled debt restructuring, single-family seriously delinquent loans, multifamily loans that are three or more payments past due or in the process of foreclosure, and real estate owned (REO) assets, net. Non-performing assets also include multifamily loans that are deemed impaired based on management judgment.

Net interest income was $4.6 billion for the third quarter of 2011, unchanged from the second quarter of 2011. Net interest income principally consists of the net spread between the company’s mortgage-related investments portfolio and the unsecured debt which funds those investments. Net interest yield, which represents net interest income expressed as an annualized percentage of average interest-earning assets, was 83 basis points for the third quarter of 2011, compared to 81 basis points for the second quarter of 2011. The slight increase in net interest yield reflects lower funding costs driven by the replacement of long-term debt at lower rates.

Freddie Mac Third Quarter 2011 Financial Results
November 3, 2011

Provision for credit losses was $3.6 billion for the third quarter of 2011, compared to $2.5 billion for the second quarter of 2011. The company’s loan loss reserve balance (which represents its estimate of probable incurred losses on loans within its single-family credit guarantee and multifamily mortgage portfolios) is increased by the provision for credit losses and reduced by net charge-offs. The increase in the provision for credit losses was driven by higher loss severity rates primarily due to lower expectations for mortgage insurance recoveries, which resulted from deterioration in the financial condition of certain of the company’s mortgage insurers.

Derivative gains (losses) was a loss of $4.8 billion for the third quarter of 2011, compared to a loss of $3.8 billion for the second quarter of 2011. Derivatives are used to reduce Freddie Mac’s exposure to interest-rate risk but they generally increase the volatility of earnings because fair value changes on the company’s derivative portfolio are included in earnings while fair value changes associated with several of the types of assets and liabilities being hedged are not. The increase in derivative losses in the third quarter reflected higher fair value losses on the net pay-fixed swap portfolio, partially offset by fair value gains on the net call swaption portfolio as long-term interest rates decreased more during the third quarter than during the second quarter.

Net impairment of AFS securities recognized in earnings was $161 million for the third quarter of 2011, compared to $352 million for the second quarter of 2011. When Freddie Mac determines a decrease in the fair value of an AFS security is other-than-temporary and the company does not have the intent to sell the security and it is not likely that the company will be required to sell the security,

Freddie Mac Third Quarter 2011 Financial Results
November 3, 2011

the credit-related portion of the impairment is recognized in earnings, while the non-credit-related portion of the impairment is recorded in AOCI. The decrease in net impairment expense was due in part to declining interest rates which improved the expected benefit of security credit enhancements.

REO operations expense was $221 million for the third quarter of 2011, compared to $27 million for the second quarter of 2011. REO operations expense primarily consists of expenses incurred to maintain foreclosed properties, valuation adjustments on properties, disposition gains or losses, and recoveries from credit enhancements, such as mortgage insurance. The increase in REO operations expense was primarily driven by higher REO holding period write-downs as REO fair values declined during the third quarter, as well as a reduction in the projected recoveries related to primary mortgage insurance.

Total other comprehensive income was $46 million for the third quarter of 2011, compared to $1.0 billion for the second quarter of 2011. Total other comprehensive income represents the change in AOCI and is driven primarily by changes in the fair value of the company’s AFS securities. The decrease in total other comprehensive income reflects higher fair value losses on non-agency AFS securities due to widening mortgage spreads, particularly on commercial mortgage-backed securities (CMBS) and securities backed by subprime loans. The unfavorable impact of widening spreads on non-agency securities was largely offset by fair value gains on the company’s agency and non-agency AFS securities that were driven by declining interest rates during the third quarter.

Supporting the Nation’s Housing Market

Freddie Mac continues to support the nation’s housing market by providing families with access to affordable homeownership and rental housing, and helping struggling borrowers avoid foreclosure, while working to build long-term value for the industry.

Providing Liquidity - Freddie Mac remains a major and consistent source of affordable mortgage funding. In the third quarter, the company provided approximately $81 billion in liquidity to the mortgage market. This included helping to finance over 312,000 conforming single-family loans, 67 percent of which were refinanced through the Freddie Mac Relief Refinance Program and traditional

Freddie Mac Third Quarter 2011 Financial Results
November 3, 2011

refinance programs. The company also maintained an active presence in the multifamily market, helping to finance over 80,000 apartment units during the quarter.

On October 24, 2011, FHFA, Freddie Mac, and Fannie Mae announced a series of FHFA-directed changes to HARP in an effort to attract more eligible borrowers who can benefit from refinancing their home mortgage. The Acting Director of FHFA stated that the goal of pursuing these changes is to create refinancing opportunities for more borrowers whose mortgage is owned or guaranteed by the GSEs while reducing risk for the GSEs and bringing a measure of stability to housing markets. The revisions to HARP enable the company to expand the assistance it provides to homeowners by making their mortgage payments more affordable through one or more of the following ways: (a) a reduction in payment; (b) a reduction in rate; (c) movement to a more stable mortgage product type (i.e., from an adjustable-rate mortgage to a fixed-rate mortgage); or (d) a reduction in amortization term.

The October 24, 2011 announcement stated that the GSEs will issue guidance with operational details about the HARP changes to mortgage lenders and servicers by November 15, 2011. The company is working collectively with FHFA and Fannie Mae on several operational details of the program. Freddie Mac is also waiting to receive details from FHFA regarding the fees that it may charge associated with the refinancing program. Since industry participation in HARP is not mandatory, the company anticipates that implementation schedules will vary as individual lenders, mortgage insurers and other market participants modify their processes. At this time Freddie Mac does not know how many eligible borrowers are likely to refinance under the program.

The recently announced revisions to HARP will help to reduce the company’s exposure to credit risk to the extent that HARP refinances strengthen the borrowers’ capacity to repay their mortgages and, in some cases, reduce the terms of their mortgages. The revisions to HARP could also reduce the company’s credit losses to the extent that the revised program contributes to bringing stability to the housing market. However, with Freddie Mac’s release of certain representations and warranties to lenders, credit losses associated with loans identified with defects will not be recaptured through loan buybacks. The company could also experience declines in the fair values of certain agency mortgage-related security investments classified as available-for-sale or trading resulting from changes in expectations of mortgage prepayments and lower net interest yields over time on other mortgage-related investments. As a result, Freddie Mac cannot currently estimate these impacts until more details about the program and the level of borrower participation can be reasonably assured. For further program details, see “LEGISLATIVE AND REGULATORY MATTERS — Changes to the Home Affordable Refinance Program” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

Responsible Lending & Servicing - Freddie Mac is promoting responsible lending and servicing practices, creating sustainable homeownership opportunities for America’s families and lowering

Freddie Mac Third Quarter 2011 Financial Results
November 3, 2011

losses for the company and taxpayers. This effort includes strengthening single-family underwriting standards and servicing requirements and setting standards that improve quality and consistency in the conforming mortgage origination process.

Foreclosure Prevention - Freddie Mac helped approximately 48,000 struggling borrowers avoid foreclosure in the third quarter of 2011 — finding home retention solutions for three out of every four borrowers.

	For the Quarter Ended
Single-Family Loan Workouts(1)	9/30/2011	6/30/2011

Loan Modifications(2)	23,919	31,049
Repayment Plans	8,333	7,981
Forbearance Agreements	4,262	3,709
Short Sales & Deed-in-lieu Transactions	11,744	11,038

Total	48,258	53,777

(1)	Workout categories presented are not mutually exclusive. A loan in one category may also be included in another category in the same period.
(2)	Includes completed loan modifications under HAMP and under the company’s other modification programs.

Building Value - Freddie Mac continues its efforts to build value for its customers and the industry by improving its technology and processes and promoting industry-wide initiatives. During the third quarter, the company introduced its requirements for the Servicing Alignment Initiative, the FHFA-directed joint GSE initiative designed to align servicing and delinquency management requirements. This included the introduction of Freddie Mac Standard Modification, the company’s new standard loan modification initiative that aligns requirements around evaluation standards and documentation. In addition, during the quarter the company completed the transition of approximately 1,500 servicers to a new web-based application that enables them to more efficiently and effectively report servicing activity for nearly 12 million loans to Freddie Mac.

Credit Quality

The company’s single-family credit guarantee portfolio continues to experience significant credit losses, due in part to the ongoing weakness in the U.S. economy. Since the beginning of 2008, on an aggregate basis, the company has recorded a provision for credit losses of $70.5 billion associated with single-family loans and recorded an additional $4.4 billion in losses on loans purchased from the company’s Participation Certificate trusts, net of recoveries. The majority of these losses are associated with loans originated in 2005 through 2008.

New Single-Family Books of Business - Freddie Mac believes that the credit quality of the single-family loans the company acquired after 2008 is strong, as measured by early delinquency performance, original LTV ratios, FICO scores, and the proportion of loans underwritten with fully documented income. At September 30, 2011, approximately 50 percent of the company’s single-family credit guarantee portfolio consisted of mortgage loans originated after 2008. Excluding relief

Freddie Mac Third Quarter 2011 Financial Results
November 3, 2011

refinance mortgages (which comprised approximately 10 percent of the single-family credit guarantee portfolio UPB as of September 30, 2011), these new vintages reflect changes in underwriting practices and improved borrower and loan characteristics. The company currently expects that, over time, the replacement of older vintages should positively impact the serious delinquency rates and credit-related expenses (equal to the provision for credit losses and REO operations expense) of its single-family credit guarantee portfolio. The table below provides certain credit quality data by year of origination for the company’s single-family credit guarantee portfolio based on the current UPB remaining at September 30, 2011.

Single-Family Credit Guarantee Portfolio Data by Year of Origination

	As of September 30, 2011
		Average			Serious
	% of	Credit	Original	Current	Delinquency
	Portfolio	Score(1)	LTV Ratio(2)	LTV Ratio(2)(3)	Rate(4)

Year of Origination
2011	10%	752	71%	70%	0.03%
2010	20	755	70	70	0.17
2009	20	754	68	72	0.41
2008	7	726	74	91	5.20
2007	10	706	77	112	11.21
2006	7	710	75	111	10.54
2005	8	717	73	95	6.20
2004 and prior	18	720	71	60	2.63

Total	100%	735	72	79	3.51

(1)	Based on FICO score of the borrower as of the loan origination date and may not be indicative of the borrower’s creditworthiness at September 30, 2011. FICO scores can range between approximately 300 to 850 points.
(2)	Calculated based on the loans remaining in the portfolio as of September 30, 2011, rather than all loans originally guaranteed by the company and originated in the respective year.
(3)	Current market values are estimated by adjusting the value of the property at origination based on changes in the market value of homes in the same geographical area since origination.
(4)	Single-family serious delinquency rate information is based on the number of loans that are three monthly payments or more past due or in the process of foreclosure as of period end, as reported by the company’s servicers.

Single-family serious delinquency rate for Freddie Mac was 3.51 percent at September 30, 2011, nearly unchanged from 3.50 percent at June 30, 2011. By way of comparison, according to the National Delinquency Survey compiled by the Mortgage Bankers Association, the serious delinquency rate on first-lien single-family loans in the U.S. mortgage market was 7.85 percent at June 30, 2011, which is the most current data available. Although relatively stable in recent quarters, the company’s serious delinquency rate remains high compared to historical levels due to continued stress in the housing and labor markets, increasing delays in some states’ foreclosure processes and the lingering effects of past foreclosure suspensions in many states, and continued challenges faced by servicers processing large volumes of problem loans.

Multifamily delinquency rate was 0.33 percent at September 30, 2011, compared to 0.31 percent at June 30, 2011. The increase was primarily driven by a higher volume of delinquencies on the company’s Multifamily credit-enhanced portfolio.

Freddie Mac Third Quarter 2011 Financial Results
November 3, 2011

Net charge-offs were $3.2 billion for the third quarter of 2011, or 0.65 percent (annualized), of the average total mortgage portfolio, excluding non-Freddie Mac securities, compared to $3.1 billion, or 0.62 percent (annualized), for the second quarter of 2011. Freddie Mac’s single-family charge-offs remained elevated during the third quarter, but reflected suppression of activity due to delays in the foreclosure process. The company believes the level of its charge-offs will continue to remain high in the remainder of 2011 and may increase in 2012 due to the large number of single-family non-performing loans that will likely be resolved as its servicers work through their foreclosure-related issues.

Non-performing assets were $127.9 billion, or 6.6 percent of the total mortgage portfolio, excluding non-Freddie Mac securities, at September 30, 2011, compared to $123.9 billion, or 6.4 percent, at June 30, 2011. These amounts included $43.2 billion and $37.2 billion of modified loans that are reperforming or less than three months past due at September 30, 2011 and June 30, 2011, respectively. The increase in non-performing assets in the third quarter was primarily due to an increase in single-family loans classified as Troubled Debt Restructurings (TDRs) as a result of the adoption of new accounting guidance. See “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 for further information about implementation of new accounting guidance on classification of loans as TDRs in the third quarter of 2011.

Net Worth and Treasury Draws

Net Worth and Current Quarter Draw - Freddie Mac’s net worth deficit was $6.0 billion at September 30, 2011, reflecting the total comprehensive loss of $4.4 billion and a dividend payment of $1.6 billion to Treasury on the company’s senior preferred stock. To eliminate this net worth deficit, FHFA, as Conservator, will submit a request for $6.0 billion in additional funding to Treasury under the terms of the Purchase Agreement. FHFA will request funding by December 31, 2011.

Liquidation Preference and Dividends - Treasury is entitled to receive cumulative quarterly cash dividends at the annual rate of 10 percent per year on the liquidation preference of the senior preferred stock. The initial aggregate liquidation preference of Freddie Mac’s senior preferred stock was $1.0 billion, representing a portion of the initial commitment fee to compensate Treasury for its funding commitment. Based on cumulative draws of $71.2 billion, which includes the $6.0 billion to be requested from Treasury in conjunction with the company’s third quarter 2011 net worth deficit, the aggregate liquidation preference will increase to $72.2 billion as of December 31, 2011. The corresponding annual cash dividends payable to Treasury will increase to $7.2 billion, which exceeds the company’s annual historical earnings in all but one period. To date, the company has paid approximately $14.9 billion in cash dividends to Treasury. Under the Purchase Agreement, the company’s ability to repay the liquidation preference of the senior preferred stock is limited.

Freddie Mac Third Quarter 2011 Financial Results
November 3, 2011

Commitment Fee — The Purchase Agreement requires the company to pay a quarterly commitment fee to Treasury to compensate Treasury for the support provided by its ongoing funding commitment. Under the Purchase Agreement, Treasury may waive the quarterly commitment fee for up to one year at a time in its sole discretion, based on adverse conditions in the U.S. mortgage market. Treasury has waived the quarterly commitment fee for all quarters of 2011 and will reevaluate whether the fee should be set in the first quarter of 2012. The amount of the fee has not yet been established and could be substantial. Absent Treasury waiving the commitment fee for the first quarter of 2012, the quarterly commitment fee will begin accruing on January 1, 2012 and must be paid each quarter for as long as the Purchase Agreement is in effect. Treasury has indicated that it remains committed to protecting taxpayers and ensuring that future positive earnings of the company are returned to taxpayers as compensation for their investment.

Future Draws - Freddie Mac expects to request additional draws under the Purchase Agreement in future periods. The size and timing of such draws will be determined by a variety of factors that could adversely affect the company’s net worth, such as changes in home prices, interest rates, mortgage security prices, spreads and other factors. Over the long term, it is unlikely that the company will regularly generate net income or comprehensive income in excess of annual dividends payable to Treasury. As a result, over time the company’s dividend obligation to Treasury will increasingly drive future draws. In addition, other factors such as the quarterly commitment fees payable to Treasury could also contribute to additional draws if the fees are not waived by Treasury in future periods. See “LIQUIDITY AND CAPITAL RESOURCES — Capital Resources” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 for further discussion of factors that could affect future draws.

Freddie Mac has been operating under conservatorship, with FHFA acting as its Conservator, since September 6, 2008. The company is dependent upon the continued support of Treasury and FHFA in order to continue operating its business.

Segment Earnings and Comprehensive Income

Freddie Mac’s operations consist of three reportable segments, which are based on the type of business activities each performs — Investments, Single-family Guarantee and Multifamily.

The company evaluates segment performance and allocates resources based on a Segment Earnings approach, subject to the conduct of its business under the direction of the Conservator. The accounting principles applied to present certain line items in Segment Earnings for the company’s reportable segments, in particular Segment Earnings net interest income and management and guarantee income, differ significantly from those applied in preparing the comparable line items in its consolidated financial statements in accordance with Generally Accepted Accounting Principles (GAAP).

Freddie Mac Third Quarter 2011 Financial Results
November 3, 2011

Accordingly, Segment Earnings line items and results differ significantly from, and should not be used as a substitute for, the comparable line items and results determined in accordance with GAAP.

Investments Segment Earnings (loss) was a loss of $1.1 billion for the third quarter of 2011, compared to earnings of $10 million for the second quarter of 2011. The shift to a segment loss for the third quarter was primarily driven by higher derivative losses on the company’s net pay-fixed swap portfolio. Total comprehensive income for the Investments segment was $268 million for the third quarter of 2011, compared to $643 million for the second quarter of 2011. This decrease reflects the segment loss for the third quarter, partially offset by improvement in AOCI due to increased fair values on the company’s AFS securities as long-term interest rates declined. Changes in the fair value of the company’s AFS CMBS due to changes in spreads are not included in Investments segment results as they are reported in the comprehensive loss of the Multifamily segment.

Single-family Guarantee Segment Earnings (loss) was a loss of $3.5 billion for the third quarter of 2011, compared to a loss of $2.4 billion for the second quarter of 2011. The increase in segment loss was primarily driven by the higher provision for credit losses during the third quarter of 2011. Total comprehensive income (loss) for the Single-family Guarantee segment approximated Segment Earnings (loss) for both the second and third quarters of 2011.

Multifamily Segment Earnings was $205 million for the third quarter of 2011, compared to $200 million for the second quarter of 2011. The slight increase in segment earnings was primarily due to lower net impairments recognized on CMBS, partially offset by higher segment fair value losses on the held-for-sale mortgage loans and trading securities due to spread widening on CMBS and multifamily loans in the third quarter. Total comprehensive income (loss) for the Multifamily segment was a loss of $1.1 billion for the third quarter of 2011, compared to income of $605 million for the second quarter of 2011. The shift to a total comprehensive loss for the third quarter of 2011 primarily reflected the effect of spread widening on CMBS.

For additional information on Segment Earnings, including the method the company uses to present Segment Earnings, see “CONSOLIDATED RESULTS OF OPERATIONS — Segment Earnings” and “NOTE 15: SEGMENT REPORTING” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

Additional Information

For more information, including that related to Freddie Mac’s conservatorship and related actions, see the company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, and the company’s Consolidated Financial Statements, Core Tables and financial results supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Freddie Mac Third Quarter 2011 Financial Results
November 3, 2011

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

* * * *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its efforts under the Making Home Affordable program and other initiatives to assist the U.S. residential mortgage market, future business plans, liquidity, capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments, implementation of new accounting guidance, credit losses, internal control remediation efforts, and results of operations and financial condition on a GAAP, Segment Earnings and fair value basis. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage-to-debt option-adjusted spread, credit outlook, actions by FHFA, Treasury, the Federal Reserve, the Obama Administration, and Congress, and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. For more information, visit www.FreddieMac.com.

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